Exhibit 10.1

MIDCAP FINANCIAL TRUST
c/o MIDCAP FINANCIAL SERVICES, LLC, as Servicer

7255 Woodmont Avenue, Suite 300
Bethesda, MD 20814

CONFIDENTIAL

April 24, 2023

Revlon Consumer Products Corporation
55 Water St., 43rd Floor
New York, New York 10041-0004
Attention: Matt Kvarda, Interim Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

You have advised MidCap Financial Trust, a Delaware statutory trust and/or one of its affiliates (collectively, “MidCap” and, together with funds managed, advised or sub-advised by MidCap, “we”, “us” and the “Lenders”) that Revlon Consumer Products Corporation, a Delaware corporation (as reorganized pursuant to the Plan, including in connection with a so-called “Bruno’s” transaction) (“RCPC”,  “you” or the “Borrower”) intends to obtain a senior secured asset-based revolving loan facility in an aggregate principal amount of $325,000,000 (the “ABL Credit Facility”).

Capitalized terms used but not defined in this commitment letter shall have the meanings assigned to them in the Summary of Principal Terms and Conditions attached to this letter as Exhibit A (including any annexes and schedules thereto, the “Term Sheet”) (this letter and the Term Sheet, collectively, this “Commitment Letter”).  Any references to a particular Section shall be a reference to the indicated Section of this letter unless specifically indicated otherwise. Unless otherwise specified, a reference to this Commitment Letter shall include each of the attached exhibits.

1.	Commitments.

Each Lender is pleased to advise you of its several, but not joint, commitment (the “Commitment”) to provide the percentage of the aggregate principal amount of the ABL Credit Facility set forth opposite its name in the table below, or such lesser amount as RCPC and the Lenders may mutually agree, in each case, upon the terms and subject only to the satisfaction (or waiver by the Lenders) of the conditions set forth in the section entitled “Conditions Precedent to Closing” in Exhibit A (the “Conditions”).

Lender	ABL Facility Percentage

MidCap	100%

2.	Titles and Roles.

It is agreed that (a) MidCap will act as lead arranger (the “Lead Arranger”) and bookrunner for the ABL Credit Facility and (b) MidCap Funding IV Trust will act as the administrative agent and  collateral agent for the ABL Credit Facility (the “Administrative Agent”), in each case upon the terms and subject to the conditions described in this Commitment Letter.

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers, arrangers, commitment parties or other financial institutions will be appointed and no other titles will be awarded without the prior written approval of the Lead Arranger.

3.	Alternate Transaction Fee.

In the event that within 6 months after the date hereof you or any of your affiliates consummate the Transaction (any such transaction, an “Alternate Transaction”), in each case with the proceeds of debt financing (excluding the First Lien Exit Facilities as contemplated and defined under the Plan) for which we did not act in the roles specified for the ABL Credit Facility in the Commitment Letter and did not receive at least the percentage of compensatory economics applicable to us therein, you agree that unless we have (a) terminated the Commitment Letter prior to its stated date of termination, (b) declined or failed to reaffirm our willingness within three (3) Business Days following a written request, or breached our obligations, to provide the ABL Credit Facility on the terms and conditions set forth in the Commitment Letter, or otherwise declined to provide or fund the ABL Credit Facility on the terms and conditions of the Commitment Letter, or (c) been given an opportunity to provide, place, arrange or underwrite the relevant asset-based revolving facility for the Transaction on substantially the same terms and conditions as other lenders providing such Alternate Transaction and with titles at least commensurate with the titles provided to, and with not less than the allocated percentage of compensatory economics applicable to us as specified in this Commitment Letter and the Fee Letter (or such other terms and conditions and economics as are mutually agreed between you and us), and has turned down such opportunity, then you will pay to us an amount equal to 100% of the Upfront Fees (as defined in  the Fee Letter) that would have been payable to us as provided above as if the Closing Date and full funding under the ABL Credit Facility occurred immediately upon the consummation of the Transaction or such Alternate Transaction.

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4.	Information.

You hereby represent and warrant that (a) all written information concerning you and your subsidiaries, other than customary financial projections (such projections, the “Projections”), budgets, estimates, other forward-looking information and information of a general economic or industry-specific nature, that has been or will be made available to the Lead Arranger,  the Lenders or any potential Lender by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”), is and will be, when furnished, true and correct in all materials respects and when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections and other forward-looking information, if any, that have been or will be made available to us by you have been or will be prepared by or on behalf of the Borrower in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections and other forward-looking information are furnished (it being understood that such Projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections or projected results will be realized, that actual results may differ significantly from the projected results and that such differences may be material). You agree that from the date hereof if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or the Projections so that the representations and warranties in this paragraph remain true and correct in all material respects under those circumstances. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below), the accuracy of any such representation and warranty shall not constitute a condition precedent to the effectiveness of the commitments under the ABL Credit Facility on the Closing Date.

In arranging the ABL Credit Facility, the Lead Arranger will be entitled to use, and to  rely on the representations and warranties in the preceding paragraph relating to, any information  furnished to us by or on behalf of the Borrower and its affiliates without responsibility for  independent verification thereof.

5.	Fees.

As consideration for the commitments and agreements of the Lenders hereunder, you agree to pay or cause to be paid the fees set forth in this Commitment Letter and the fees described in that certain Fee Letter dated as of the date hereof between you and MidCap (as amended, amended and restated, supplemented or otherwise modified, the “Fee Letter”) on the terms and subject to the conditions expressly set forth therein. The terms of the Fee Letter are an integral part of the commitment of each of the Lenders and the other obligations of the Lenders hereunder, and their respective agreement to perform the services described herein, and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be nonrefundable when paid.

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6.	Conditions Precedent.

The Commitment of the Lenders to fund their respective commitments in respect of the ABL Credit Facility on the Closing Date is subject solely to satisfaction (or waiver by the Lenders) of the Conditions.  Notwithstanding anything to the contrary in this Commitment Letter, the definitive documentation for the ABL Credit Facility (the “Facility Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transaction (as defined in Exhibit A hereto), the only conditions to the Commitment hereunder shall be the Conditions and there are no other conditions (implied or otherwise) to the initial effectiveness of the commitments under the ABL Credit Facility on the Closing Date.  Upon satisfaction (or waiver) of the Conditions, the initial effectiveness of the commitments under the ABL Credit Facility on the Closing Date shall occur.

7.	Indemnity.

To induce the Lenders to enter into this Commitment Letter, you agree to indemnify and hold harmless each Lender, its affiliates, and each Lender’s and such affiliate’s respective officers, directors, employees, agents, controlling persons, attorneys, consultants, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims (including, without limitation, shareholder actions), damages, liabilities and expenses that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of, resulting from or in connection with or by reason of this Commitment Letter (including the Term Sheet), the Fee Letter, the Transaction or the transactions contemplated hereby or thereby, the Facility Documentation, the ABL Credit Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any Indemnified person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transaction is consummated.  You further agree upon demand to reimburse each such Indemnified Person for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or potential conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed), one additional counsel to each group of similarly affected Indemnified Persons taken as a whole and, if reasonably necessary, (x) of one regulatory or specialty counsel with respect to any material regulatory and/or other specialty areas and (y) of one local counsel in each relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional counsel of the applicable type to each set of similarly affected Indemnified Persons) and other reasonable and documented out-of-pocket fees and expenses, in each case, incurred in connection with investigating or defending any Proceeding.  Notwithstanding the foregoing, the foregoing indemnity will not, as to any Indemnified Person, apply to  losses, claims, damages, liabilities or related expenses to the extent that they are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, willful misconduct, bad faith or fraud of such Indemnified Person or any of such Indemnified Persons’ controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representative (collectively, such Indemnified Person’s “Related Persons”); (ii) a material breach of the obligations of such Indemnified Person under this Commitment Letter (including the Term Sheet); or (iii) any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any financial institution in its capacity or in fulfilling its role as an administrative agent, or other agent or Lead Arranger under the ABL Credit Facility).

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You also agree to reimburse the Lenders from time to time, upon the earlier to occur of (i) the Closing Date and (ii) the date of termination or expiration of the commitments under this Commitment Letter (and thereafter, if applicable, on demand), for all reasonable and documented out-of-pocket costs and expenses incurred by the Lenders in connection with the ABL Credit Facility, the Transaction and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Facility Documentation, including, without limitation, all reasonable and documented out-of-pocket expenses (including due diligence expenses and travel expenses and reasonable fees, disbursements and other charges of Proskauer Rose LLP as counsel to MidCap, and, if necessary, a single firm of local counsel to the Lenders in each appropriate jurisdiction and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter) (collectively, the “Expenses”), regardless of whether any of the transactions contemplated hereby is consummated. You shall also agree to reimburse the Lenders from time to time for all reasonable and documented out-of-pocket costs and expenses incurred by the Lenders in connection with the enforcement of any of their rights and remedies hereunder.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the ABL Credit Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the undertakings of the Administrative Agent and the Lenders hereunder; provided that if the ABL Credit Facility closes and the Facility Documentation is executed and delivered, the provisions in the immediately preceding two paragraphs shall be superseded in each case, to the extent covered by the applicable provisions contained in the Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

You agree that, without our prior written consent (which consent shall not be unreasonably withheld or delayed), neither you nor any of your subsidiaries shall effect any settlement, compromise or consent to the entry of any judgment of any pending or threatened claims, actions or proceedings in respect of which indemnification could be sought under this Commitment Letter by such Indemnified Person (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent: (i) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter, in no event shall any party hereto be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Transaction or with respect to any activities related to the ABL Credit Facility (including the use of proceeds thereunder), including the preparation of this Commitment Letter and the Facility Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in this Section 7.

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8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described in this Commitment Letter or otherwise.  None of the Lenders or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons.  None of the Lenders or their affiliates will furnish any such information to other persons, except to the extent permitted below by Section 9.  You also acknowledge that none of the Lenders nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

The Lenders or their respective affiliates may, in the ordinary course of business, co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Lenders and their respective affiliates may have economic interests that conflict with those of the Borrower.  You agree that the Lenders will act under this Commitment Letter as an independent contractor.  Consequently, nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship between the Lenders and you, your  equity holders or your affiliates.  You acknowledge and agree that: (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Lenders and their affiliates, on the one hand, and you, on the other; (ii) in connection therewith and with the process leading to such transaction the Lenders and their applicable affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you, your management, stockholders, creditors, affiliates or any other person; (iii) the Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated by this Commitment Letter or the process leading thereto (irrespective of whether the Lenders or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter; and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.  You agree that you will not claim that the Lenders or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with the Transaction or the process leading thereto.  To the fullest extent permitted by law, you waive any claims you may have against us or our affiliates (in our capacities as the Lenders hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter.  You further agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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In addition, you acknowledge that the rights and obligations that you and your affiliates may have in respect of and to us or our respective affiliates under any credit facility or any other agreement are separate from the rights and obligations of you and your affiliates under this Commitment Letter and will not be affected by our services under this Commitment Letter.  You acknowledge that we or our affiliates may currently or in the future participate in other debt or equity transactions on behalf of, or render financial advisory services to, you or your subsidiaries or affiliates or other companies.  You also agree: (i) that we may render services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing; and (ii) you waive any conflict of interest claims relating to the relationship between us and you in connection with the exercise by us or any of our affiliates of any of our or their rights and duties under any credit or other agreement.  The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

9.	Confidentiality.

The Lenders and their respective affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transaction solely for the purpose of providing the services which are the subject of this Commitment Letter or other services to you and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information.  Notwithstanding the foregoing, nothing in this Commitment Letter shall prevent the Lenders and their respective affiliates from disclosing any such information:

(a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process based on the advice of counsel (in which case the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and provide you with a copy of any such proposed disclosure);

(b) upon the request or demand of any regulatory authority having jurisdiction over the Lenders or any of their affiliates (in which case the Lenders agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and provide you with a copy of any such proposed disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority);

(c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Lenders or any of their affiliates or any related parties thereto in violation of any confidentiality obligations set forth in this paragraph;

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(d) to the extent that such information is received by the Lenders from a third party that is not, to the Lenders’ knowledge, (i) in such third party’s possession illegally or (ii) subject to confidentiality obligations owing to you or any of your affiliates or related parties;

(e) to the extent that such information is independently developed by the Lenders;

(f) to each Lender’s affiliates and to their respective officers, directors, members, employees, legal counsel, accountants, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transaction and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that the Lender shall direct compliance by its affiliates and Representatives with the provisions of this paragraph);

(g) for purposes of establishing any appropriate defense or in connection with the exercise of any rights or remedies (in which case we shall promptly notify you in advance, to the extent not prohibited by applicable law);

(h)          to prospective Lenders, participants or assignees of obligations under the ABL Credit Facility (for the avoidance of doubt, excluding any Disqualified Lenders (to be defined in a manner consistent with the Documentation Principles)), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), to service providers to the Lenders in connection with the administration and management of the ABL Credit Facility and to market data collectors and similar service providers to the lending industries; or

(i) to the extent you shall have consented to such disclosure in writing.

The Lenders’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and delivery thereof and, in the event that Facility Documentation have not theretofore been executed and delivered, shall expire on the date occurring 12 months after the date hereof.

10.	Patriot Act.

We hereby notify you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and each of the Lenders may be required to obtain, verify and record information that identifies you or beneficial owner, which information may include your or your beneficial owner’s name and address and other information that will allow us and each of the Lenders to identify you or your beneficial owner in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for us and each of the Lenders.

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11.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void); provided that you may assign your rights and obligations hereunder in connection with a so-called “Bruno’s” transaction in accordance with the Plan. Notwithstanding the foregoing, each Lender may assign its commitment and agreements hereunder, in whole or in part, to any of its affiliated entities, it being understood that, in each case, such Lender will not be relieved of its commitment to fund its commitment in respect of the ABL Credit Facility on the Closing Date in accordance with the terms hereof. This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties to this Commitment Letter (and Indemnified Persons to the extent set forth in Section 7) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Lenders and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements  that have been entered into among the parties hereto with respect to the ABL Credit Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the ABL Credit Facility and set forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTION CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the Lenders in a manner consistent with this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE FACILITY DOCUMENTATION, THE TRANSACTION CONTEMPLATED  HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER.

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Each of the parties to this Commitment Letter irrevocably and unconditionally: (a) submits, for itself and its property, to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) or, if Bankruptcy Court jurisdiction is not available, any New York State court or  to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in The City of New York (collectively, the “Chosen Courts”) in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the performance of the obligations hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined in  the Chosen Courts; (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in the Chosen Courts; (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts; and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties to this Commitment Letter agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

To the fullest extent permitted by law, the Borrower will make all payments under this Commitment Letter and the Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of the Lenders to receive, such payments.

The indemnification, compensation, reimbursement, jurisdiction, governing law, venue, waiver of jury trial, absence of fiduciary relationships and confidentiality provisions (subject to the provisions of Section 9 hereof) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Lenders’ commitments hereunder.  Your obligations under this Commitment Letter and the Fee Letter (other than with respect to compensation, the syndication of the ABL Credit Facility and confidentiality, which shall be subject to the last sentence of Section 9) shall automatically terminate, however, and be superseded by the provisions of the Facility Documentation to the extent covered thereby upon the initial effectiveness thereunder on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Lenders’ commitments, with respect to the ABL Credit Facility (or portion thereof) at any time subject to the provisions of the preceding sentence, Section 3, and the last sentence of Section 9.

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Section headings used in this Commitment Letter are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 24, 2023 (such date of acceptance, the “Acceptance Date”). The Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter, we agree to hold our commitment available for you until the earlier of the (x) Termination Date or (y) the date which is 45 days after the Acceptance Date, or such later date as agreed to by each of the Lenders in their sole and absolute discretion (the “Expiration Date”).  On the Expiration Date, this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension in writing. “Termination Date” means the date on which you terminate this Commitment Letter and the Commitment hereunder in full.

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We are pleased to have been given the opportunity to assist you in connection with this financing.

Very truly yours,

MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,
its investment manager
By: Apollo Capital Management GP, LLC,
its general partner

By:	/s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

[Signature Page to ABL Commitment Letter]

Accepted and agreed to as of
the date first above written:

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Matt Kvarda
	Name:	Matt Kvarda
	Title:	Interim Chief Financial Officer

[Signature Page to ABL Commitment Letter]

EXHIBIT A

Revlon Consumer Products Corporation
$325,000,000 Senior Secured Asset-Based Revolving Loan Facility

Summary of Principal Terms and Conditions

Terms used but not defined herein have the meanings given to them in (i) the Commitment Letter to which this Term Sheet is attached or, if not defined therein, (ii) the Amendment No. 8 Amended ABL Credit Agreement (as defined below).

Facility:
Senior secured asset-based revolving loan facility in an aggregate principal amount of $325,000,000 (the “ABL Credit Facility”), or such lesser amount as mutually agreed between the Borrower and the Lenders (as defined below).

Purpose:
The proceeds of the ABL Credit Facility shall be used (i) on the Closing Date, to make payments and distributions under the First Amended Joint Plan of Reorganization of Revlon, Inc. and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code (as amended from time to time, the “Plan”), including, without limitation, to refinance indebtedness outstanding under the Super-Priority Senior Secured Debtor-In-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022, among RCPC, as debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code as borrower, Revlon, Inc., a Delaware corporation (“Revlon”), a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as holdings, the lenders from time to time party thereto and MidCap Funding IV Trust, as administrative agent and collateral agent (as amended by that certain First Amendment to Super-Priority Senior Secured Debtor-In-Possession Asset-Based Revolving Credit Agreement dated as of July 22, 2022 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing DIP ABL Facility”), (ii) to pay fees and expenses in connection with the foregoing and (iii) to the extent of any excess, for general corporate purposes.

Transaction:	The consummation of the Plan and the Exit Facilities (as defined under the Plan) (collectively, the “Transaction”).

Borrower:
RCPC, as reorganized pursuant to the Plan, or any other wholly-owned subsidiary of Reorganized Holdings (as defined in the Plan) pursuant to the Plan in connection with a so-called “Bruno’s” transaction (the “Borrower”).

Holdings:	The direct parent of the Borrower (“Holdings”).

Guarantors:	Consistent with the Documentation Principles, but adding the BrandCo Entities, and limited on the Closing Date to:

	(i)	Holdings;

	(ii)	Canadian Guarantors: Elizabeth Arden (Canada) Limited and Revlon Canada, Inc. (the “Canadian Guarantors”);

	(iii)	English Guarantor: Elizabeth Arden (UK) LTD. (the “British Guarantor”);

	(iv)	Cayman Guarantor: Beautyge I (the “Cayman Guarantor”); and

(v)
Domestic Guarantors: Each existing and subsequently acquired or organized wholly-owned domestic subsidiary of the Borrower and of the Cayman Guarantor (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries of the Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (“CFCs”)) (the “Domestic Guarantors” and, together with the Canadian Guarantors, the British Guarantor, the Cayman Guarantor and Holdings, the “Guarantors” and the Guarantors, together with the Borrower, the “Loan Parties”).

Security:
Consistent with the Documentation Principles (i.e. First Lien on all ABL Facility First Priority Collateral and second lien on all Term Facility First Priority Collateral, which, for the avoidance of doubt shall now include all BrandCo Collateral); provided that, at the option of the Borrower, any  letters of credit, interest rate protection or other hedging arrangements, banking products or cash management arrangements (including foreign exchange facilities and supply chain finance services) (collectively, the “Specified Arrangements”) may share in the lien on the Collateral granted to the Administrative Agent, subject to (i) customary borrowing base reserves for letters of credit and (ii) customary borrowing base reserves in respect of all Specified Arrangements other than letters of credit to the extent such aggregate obligations (valued at the mark to market value thereof) in respect of such Specified Arrangements exceeds $10,000,000.

Cash Dominion:
The Borrower shall implement cash management procedures consistent with the Documentation Principles and reasonably satisfactory to the Lenders, including control agreements over all accounts of the Loan Parties (other than Excluded Accounts (defined in a manner consistent with the Documentation Principles) which will provide for control and, in the event Excess Availability (defined in a manner consistent with the Documentation Principles) under the ABL Credit Facility is less than $55,000,000 at any time, springing dominion over such accounts until such time as Excess Availability exceeds such amount for 30 consecutive days (such an event, a “Cash Dominion Event”).

Borrowing Base:	Consistent with the Documentation Principles; provided that:

“Eligible Inventory” shall be defined in a manner consistent with the Documentation Principles, provided that, goods in transit shall not exceed $15,000,000.

“Borrowing Base” shall mean the sum of:

(a) 85% of Eligible Receivables (to be defined in a manner consistent with the Documentation Principles),

(b) with respect to Eligible Inventory (valued, in each case, at the lower of a perpetual inventory at standard cost and market basis),

(i) the lesser of 100% and the Net Orderly Liquidation Percentage (as defined below) of the Dollar Equivalent of the value of all Eligible Prime Finished Goods (to be defined in a manner consistent with the Documentation Principles), plus

(ii) the lesser of 75% and the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Work-in-Process Inventory (to be defined in a manner consistent with the Documentation Principles), plus

(iii) the lesser of 50% and the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Raw Materials (to be defined in a manner consistent with the Documentation Principles), plus

(c) 65% of the Mortgage Value of Eligible Real Property (to be defined in a manner consistent with the Documentation Principles), plus

(d) 65% of the Net Orderly Liquidation Value (as defined below) of Eligible Equipment (to be defined in a manner consistent with the Documentation Principles),

less such Eligibility Reserves (with respect to clauses (a) – (d) above), Specified Reserves and Dilution Reserves (each to be defined in accordance with the Documentation Principles; provided that the Dilution Reserves shall account for 100% of Dilution)), in each case, as the Administrative Agent may establish in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, and that have not already been taken into account in the calculation of the Borrowing Base or in the determination of any other Reserves.

“Net Orderly Liquidation Percentage” shall mean, with respect to any class of Eligible Inventory described in clauses (b)(i) through (b)(iii) of the definition of “Borrowing Base” above, 85% of the net orderly liquidation value for such Eligible Inventory as to which such percentage  applies to as a percentage of the cost of such class of Eligible Inventory specified in the most recent Appraisal (as defined in the Amendment No. 8 Amended ABL Credit Agreement) of such class of Eligible Inventory of the applicable Loan Party.

“Net Orderly Liquidation Value” shall mean, with respect to Eligible Equipment described in clause (d) of the definition of “Borrowing Base” above, the net orderly liquidation value of such Eligible Equipment as determined by reference to the most recent Appraisal of such Eligible Equipment of the applicable Loan Party.

Borrowing Base Certificate:
Delivery of a borrowing base certificate in a form to be attached to the Facility Documentation or otherwise reasonably satisfactory to the Administrative Agent (the “Borrowing Base Certificate”) on a monthly basis or, on a weekly basis (i) following the occurrence and during the continuance of an Event of Default or (ii) if Excess Availability is less than $65,000,000.

Administrative Agent:	MidCap Funding IV Trust will act as administrative agent for the ABL Credit Facility (the “Administrative Agent”).

Collateral Agent:	MidCap Funding IV Trust will act as collateral agent for the ABL Credit Facility.

Lenders:	MidCap Financial Trust (the “Lenders”).

Availability:
The Borrower may borrow loans under the ABL Credit Facility (the “Revolving Loans”) (i) on the Closing Date, at the election of the Borrower, in an amount not less than $25,000,000 and (ii) after the Closing Date, in minimum amounts to be agreed. For the avoidance of doubt, Revolving Loans may be reborrowed once repaid.

Availability under the ABL Credit Facility (the “Availability”) will be equal to (i) the lesser of (A) the then effective aggregate commitments under the ABL Credit Facility and (B) the then applicable Borrowing Base based on the Borrowing Base Certificate most recently delivered to the Administrative Agent minus (ii) $25,000,000 and minus (iii) any then effective aggregate Availability Reserves as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deems appropriate with respect to the Borrowing Base and that have not already been taken into account in the calculation of the Borrowing Base or in the determination of any other Reserves; provided that, as of the Closing Date, any Availability Reserves will be based solely on changes after the Acceptance Date to expected results of the field examination.

Minimum Outstanding Balance:	Commencing on the three month anniversary of the Closing Date, the Borrower shall have a deemed minimum outstanding principal balance on the ABL Credit Facility of $75,000,000 at all times.

Documentation Principles:
Except as otherwise specified herein, the definitive documentation for the ABL Credit Facility (the “Facility Documentation”) shall be substantially consistent with Annex A to that certain Amendment No. 8, dated as of May 7, 2021 (“Amendment No. 8 Amended ABL Credit Agreement”) and the other Loan Documents (as defined in the Amendment No. 8 Amended ABL Credit Agreement), including the ABL Intercreditor Agreement, as modified to reflect (a) the terms and conditions set forth in the Commitment Letter (including all schedules, annexes and exhibits thereto), (b) changes in law or accounting standards, (c) the operational and agency requirements of the Administrative Agent, (d) the defined terms set forth in Annex A-I hereto, (e) the removal of the Tranche B and SISO tranches, (f) standard Serta and J. Crew provisions and (g) the limitation of the applicability of Section 10.15(c) of the Amendment No. 8 Amended ABL Credit Agreement to Liens permitted under Section 7.3(g)(i) of the Amendment No. 8 Amended ABL Credit Agreement with respect to Capital Lease Obligations incurred pursuant to Section 7.2(c) thereof. The Facility Documentation shall not otherwise be less favorable to the Borrower in any material respects than the initial draft asset-based revolving credit agreement dated April 22nd distributed by Proskauer Rose LLP and any changes therefrom will be negotiated between RCPC and the Lenders, acting in a commercially reasonable manner (collectively, the “Documentation Principles”).

Interest Rates:	Revolving Loans: At the option of the Borrower, (a) Term SOFR plus 4.50% per annum or (b) ABR plus 3.50% per annum.

Loans bearing interest based on Term SOFR will also be subject to a credit spread adjustment equal to (i) 0.11448% for 1-month interest periods or (ii) 0.26161% for 3-month interest periods, as applicable.

“Term SOFR” means, for the applicable corresponding interest period, the forward-looking term rate based on SOFR published by the CME Term SOFR Administrator two (2) U.S. government securities business days preceding the commencement of the applicable interest period; provided that, if Term SOFR plus the spread adjustment shall be less than 1.75%, such rate shall be deemed to be 1.75%.

The Borrower may elect interest periods of 1 or 3 months for Term SOFR borrowings.

“ABR” means the highest of (i) the “U.S. Prime Rate” as quoted by The Wall Street Journal from time to time, (ii) the Federal Funds Effective Rate, plus ½ of 1.00% and (iii) Term SOFR for a one-month interest period plus 1.00% (and each loan designated as such, an “ABR Loan”).

The ABL Credit Facility will include customary benchmark replacement provisions.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that, interest on ABR loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year) calculated on the basis of the actual number of days elapsed. Interest will be payable on Term SOFR Loans on the last day of the applicable interest period and upon prepayment, and on ABR Loans quarterly and upon prepayment.

Unused Line Fee:
0.50% per annum on the average daily undrawn portion of the commitments in respect of the ABL Credit Facility (provided that, for purposes of calculating the Unused Line Fee, amounts deemed outstanding as set forth in “Minimum Outstanding Balance” above shall be deemed not to be undrawn), payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Default Rate:
Upon any payment or bankruptcy event of default, the interest rate will be, with respect to overdue principal, the applicable interest rate, plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR Loans, plus 2.00% per annum. Interest on such overdue amounts will be payable upon written demand.

Final Maturity:
The ABL Credit Facility will mature on the earlier of (i) the third anniversary of the Closing Date; provided that, the Borrower shall have two one-year extension options subject to (w) payment of an extension fee in an amount equal to 0.50% of the commitments under the ABL Facility at the time of each such extension, (x) a Consolidated Net Total Leverage (defined in a manner consistent with the Documentation Principles) less than or equal to 4.50 to 1.00 at the time of each such extension, (y) a Financial Covenant Fixed Charge Coverage Ratio (as defined in Annex A-I hereto) of at least 1.20 to 1.00 at the time of each such extension and (z) no default or event of default shall have occurred and be continuing at the time of and after giving effect to each such extension and (ii) the date that is 91 days inside the final maturity date of that certain senior secured first lien term loan facility in an aggregate principal amount of approximately $1,400,000,000 (as such amount may be increased by paid-in-kind interest on the 2020 Term B-1 Loan Claims (as defined in the Plan)) (the “Term Loan Facility”) to be entered into on the Closing Date pursuant to the Plan.

Amortization:	None.

Mandatory Prepayments:
Consistent with the Documentation Principles, including that 100% of the net cash proceeds from the incurrence of debt obligations by the Loan Parties after the Closing Date (other than debt permitted under the Facility Documentation) shall be applied to prepay the Revolving Loans (the “Debt Sweep”) and (ii) the Borrower shall repay the outstanding Revolving Loans to the extent that the aggregate principal amount of the Loans exceed the Borrowing Base as of the date of any Borrowing Base Certificate (an “Over Advance”).

Notwithstanding the foregoing, upon the occurrence of an Over Advance, the Borrower, at its option (in lieu of a mandatory prepayment), may deposit, or cause to be deposited, Qualified Cash in a segregated restricted Deposit Account subject to a Deposit Account Control Agreement under the control of the Collateral Agent, in an amount equal to such Over Advance, within a time frame consistent with the Documentation Principles. Upon the deposit of such Qualified Cash in such account, the borrowing base shall be recalculated (as if the Borrowing Base included Qualified Cash on a dollar-for-dollar basis).

Voluntary Prepayments:	Subject to the section titled “Prepayment Premium” below, consistent with the Documentation Principles.

Prepayment Premium:
All reductions and terminations of the commitments under the ABL Credit Facility and all mandatory prepayments upon acceleration of the Loans upon the occurrence of an event of default, will be subject to the premiums set forth below:

	Prepayment Date	Premium
	From and after the Closing Date and prior to the first anniversary of the Closing Date:	2.0%
	From and after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date:	1.0%
	From and after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date:	0.5%
	Thereafter:	0%

Conditions Precedent to Closing:
Limited to the following, in each case subject to certain post-closing perfection actions to be agreed by the Lenders in their sole and reasonable discretion, which shall be completed on a customary timetable for comparable asset-based transactions and in no event later than 45 days from the Closing Date (and in respect of the execution and delivery of any Mortgage, 90 days) (or such later date as may be agreed to by the Lenders in their sole and reasonable discretion):

	(1)	Emergence from the Chapter 11 Cases (as defined in the Plan) in accordance with the terms of the Plan.

(2)
The Borrower and its subsidiaries shall not have more than $1,400,000,000 (as such amount may be increased by paid-in-kind interest on the 2020 Term B-1 Loan Claims (as defined in the Plan)) of outstanding indebtedness for borrowed money secured by first-priority liens on Term Facility First Priority Collateral.

	(3)	The sum of Excess Availability and cash and Cash Equivalents held by the Loan Parties and their subsidiaries shall not be less than $225,000,000.

(4)
Delivery of (i) the credit agreement, (ii) an intercreditor agreement, with the lenders under the Term Loan Facility consistent with the Documentation Principles (but, for the avoidance of doubt, updated to include the BrandCo Collateral and the Lenders’ second lien extending to such collateral) and (iii) transaction security documents consistent with the Documentation Principles executed by each party thereto and creation and perfection of the Collateral Agent’s security interest in the Collateral with the relative priority required hereunder and under the Intercreditor Agreement (subject to the lead-in to this Section).

(5)
Delivery of customary pay-off letters and other evidence (together with accompanying termination statements and lien releases) confirming the release of all obligations under the DIP Facilities and Pre-Petition Credit Facilities.

(6)	Entry by the Loan Parties into the Term Loan Facility.

(7)
No litigation (other than the Chapter 11 Cases) that (a) purports to affect or pertain to the definitive documentation for the ABL Credit Facility or (b) could reasonably be expected to have a Material Adverse Effect.

(8)	Delivery of a customary borrowing request.

(9)	Delivery of a borrowing base certificate prepared as of the end of the immediately preceding week (or another recent date reasonably acceptable to the Administrative Agent).

(10)	Delivery of customary corporate documents, authorizing resolutions, incumbency certificates and public officials’ certificates attesting to the good standing of each Loan Party.

(11)	Delivery of customary lien searches on the Loan Parties.

(12)
Receipt of all governmental, shareholder and third  party consents and approvals necessary in connection with the this Agreement, the Transactions and the related financings and other transactions contemplated hereby.

(13)
Delivery of pro forma consolidated financial statements as to Holdings and its subsidiaries on a consolidated basis giving effect to all elements of the Transaction, and forecasts prepared by management of the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, it being acknowledged that, as of the date hereof, the Administrative Agent has received the such pro forma consolidated financial statements and forecasts and such forecasts are in form and substance reasonably satisfactory to the Administrative Agent.

(14)
Administrative Agent shall have received the business plan and the capital structure of Parent and its Subsidiaries; it being acknowledged that, as of the date hereof, the Administrative Agent has received the business plan and the capital structure of the Parent and its Subsidiaries.

(15)
 Delivery of customary closing certificates, a customary solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis) and customary legal opinions in form and substance reasonably acceptable to the Administrative Agent from counsel in each relevant jurisdiction.

(16)	Accuracy of representations and warranties in all material respects.

(17)
Since the Petition Date, there shall not have occurred any event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect (as defined in the term sheet for the Term Loan Facility).

(18)
Payment of fees and reasonable and documented expenses, including the reasonable and documented fees and expenses of legal counsel, required to be paid when due and payable under the Commitment Letter or Fee Letters; as well as payment of all “Exit Fees” owing under the Fee Letter relating to the Existing DIP ABL Facility.

(19)	No default or event of default under the ABL Credit Facility shall have occurred or be continuing or would be resulting from such extension of credit.

(20)
Delivery of, at least three (3) business days before the Closing Date, all documentation and information reasonably requested at least ten (10) calendar days before the Closing Date by the Administrative Agent or the Lenders that they reasonably determine is required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and if the Borrower qualifies as a “legal entity customer” under the “Beneficial Ownership Regulations” (31 CFR §1010.230), a Beneficial Ownership Certification in relation to the Borrower.

(21)
The Loan Parties and the Lenders shall have entered into an amendment to the BrandCo License Agreements or a letter agreement with the BrandCo Entities  on terms consistent with clause 39(b) of the Final DIP Order relating to the Chapter 11 Cases.

	(22)	Consummation of the Equity Rights Offering (as defined in the RSA) in at least the amounts set forth in the Plan.

Representations and Warranties:	Consistent with the Documentation Principles.

Affirmative Covenants:	Consistent with the Documentation Principles, subject to the exceptions described below:

1.
change the affirmative covenants set forth in clauses (a), (b), and (c) of Section 6.1 of the Amendment No. 8 Amended ABL Credit Agreement  to require delivery of a consolidated P&L forecast comparison for the applicable period then ended.

2.
change the affirmative covenant set forth in Section 6.1(b) of the Amendment No. 8 Amended ABL Credit Agreement  to permit the delivery of quarterly financials of the Borrower within seventy-five (75) days after the end of the first fiscal quarter ending after the Closing Date.

3.
change the affirmative covenant set forth in Section 6.2(c) of the Amendment No. 8 Amended ABL Credit Agreement  to require delivery of the consolidated forecast not later than sixty (60) days after the end of each fiscal year of Holdings, and such consolidated forecast shall be on a monthly basis.

4.
change the affirmative covenant set forth in Section 6.2(g) of the Amendment No. 8 Amended ABL Credit Agreement  to require delivery of accounts receivable and accounts payable agings, an inventory roll-forward, a sales flash report and other supporting documents to be agreed in conjunction with the delivery of Borrowing Base Certificates.

5.
a new affirmative covenant that the Loan Parties and their Subsidiaries shall, except as would not cause or would not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect, (a) maintain the information technology systems used in the business of the Loan Parties and their Subsidiaries so as to operate and perform in all material respects as required to permit the Loan Parties and their Subsidiaries to conduct their business as presently conducted and (b) (i) implement and maintain a reasonable enterprise-wide privacy and information security program with plans, policies and procedures for privacy, physical and cybersecurity, disaster recovery, business continuity and incident response, including reasonable and appropriate administrative, technical and physical safeguards to protect information subject to any applicable data protection laws and the information technology systems of the Loan Parties and their Subsidiaries from any unauthorized access, use, control, disclosure, destruction or modification and (ii) be in compliance with all applicable law and Material Contracts (to be defined in the Facility Documentation) regarding the privacy and security of customer, consumer, patient, employee and other personal data and is compliant with their respective published privacy policies.

	6.	delete the affirmative covenant relating to credit ratings in Section 6.11 of the Amendment No. 8 Amended ABL Credit Agreement.

Negative Covenants:	Consistent with the Documentation Principles, subject to the exceptions described below:

	1.	add an investment basket for unrestricted subsidiaries to engage in strategic partnerships and expansions of business lines in an outstanding amount not to exceed $20,000,000;

	2.	add a new debt basket to permit the incurrence of $100,000,000 in incremental loans under the Term Loan Facility;

	3.	change the ratio debt basket and the general debt basket to conform to the terms of the Term Loan Facility;

	4.	change the baskets under Section 7.2(k) and Section 7.3(cc)(B) of the Amendment No. 8 Amended ABL Credit Agreement to remove the shared cap;

5.
add baskets to allow the legal entity rationalization and related transactions set forth on Annex A-II, together with any other transactions that the Borrower, reasonably and in good faith, determines are required for compliance with the tax ruling that the group has negotiated with the Swiss taxing authorities;[1]

6.
add a basket to permit the disposition of inventory to subsidiaries of the Borrower in the ordinary course of business or consistent with past practice in connection with invoice and product flow models;

7.	change in fair market value disposition basket to increase the threshold to $20,000,000 for dispositions of non-ABL Facility First Priority Collateral.

8.
add a basket to permit the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have been otherwise permitted pursuant to the restricted payments baskets; and

9.
change the prepayment basket to permit the prepayment, redemption, purchase, defeasance or other satisfaction of any intercompany indebtedness owing by Holdings or any of its subsidiaries to Holdings or any of its subsidiaries in connection with the Plan and emergence from any of the Chapter 11 Cases; provided that such intercompany indebtedness may be discharged post-emergence to the extent (i) necessary to consummate the legal entity rationalization and related transactions described on Annex A-II or (ii) settled through setoff or otherwise on a non-cash basis.

The following negative covenants will be added or modified:

1.
An anti-cash hoarding covenant with an $80,000,000 cap (with a carve out for China), which shall be applicable at all times that Excess Availability is less than 50% of the Borrowing Base then in-effect;

1 Note to Draft: PW Tax to provide Annex A-II.

	2.	No modification of organizational documents other than modifications that would not adversely affect the rights and interests of the Administrative Agent or the Lenders in any material respect;

3.
No modification of material license agreements other than modifications that would not adversely affect the ability of the Administrative Agent or the Lenders to liquidate ABL Facility First Priority Collateral.

Financial Covenants:
Prior to the date on which financial statements are delivered or required to be delivered under the ABL Credit Facility with respect to the first fiscal quarter ended after the Closing Date (the “Initial Financial Statement Delivery Date”), Excess Availability may not be less than $35,000,000.

Commencing with respect to the first fiscal quarter ended after the Closing Date, if Excess Availability (defined in a manner consistent with the Documentation Principles) is less than $35,000,000 (a “Covenant Triggering Event”), then until such Covenant Triggering Event shall cease to exist for 30 consecutive days (the “Financial Covenant End Date”), the Borrower shall be required to maintain a Financial Covenant Fixed Charge Coverage Ratio of 1.00 to 1.00 (the “Financial Covenant”), as determined as of the last day of the most recently ended fiscal quarter prior to such Covenant Triggering Event for which financial statements have been delivered or are required to be delivered and each subsequent fiscal quarter period ending prior to the Financial Covenant End Date for which financial statements have been delivered or are required to be delivered. The Borrower shall not be permitted to borrow under the ABL Facility following a Covenant Triggering Event or to the extent such borrowing would result in a Covenant Triggering Event (for the avoidance of doubt, borrow beyond the $35,000,000 threshold), in each case, unless and until it has maintained compliance with a Financial Covenant Fixed Charge Coverage Ratio of no less than 1.00 to 1.00 for two consecutive fiscal quarters; provided that, solely with respect to the period from the Initial Financial Statement Delivery Date through the date on which financial statements are delivered or required to be delivered under the ABL Credit Facility with respect to the second fiscal quarter ended after the Closing Date, if the Borrower has reported compliance with a Financial Covenant Fixed Charge Coverage Ratio of no less than 1.00 to 1.00 for the first fiscal quarter ended after the Closing Date, the Borrower shall thereafter be permitted to borrow even if such borrowing would result in a Covenant Triggering Event.

The financial covenant related definitions shall be as defined in Annex I.

Events of Default:	Consistent with the Documentation Principles, subject to the exceptions described below:

	1.	modify Section 8.1(d) of the Amendment No. 8 Amended ABL Credit Agreement to include a grace period of five (5) Business Days in respect of Sections 6.1, 6.2(b), 6.8, 6.10, 6.14, and 6.15; and

	2.	modify Section 8.1(d)(i) of the Amendment No. 8 Amended ABL Credit Agreement to reduce the grace period to two (2) Business Days.

Assignments and Participations:	Consistent with the Documentation Principles.

Expenses and Indemnification:	Customary indemnification and reimbursement of expenses, consistent with the terms set forth in the Commitment Letter.

Cost and Yield Protection:	Customary cost and yield protection provisions for facilities of this type.

Governing Law and Forum:	New York.

ANNEX A-I

Consolidated EBITDA

“Consolidated EBITDA”:  of any Person for any period, shall mean the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:

(a)         provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including penalties and interest related to taxes or arising from tax examinations);

(b)          Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk or foreign exchange rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facility, the Term Loan Agreement);

(c)        depreciation and amortization expense and impairment charges (including deferred financing fees, original issue discount, amortization of convertible notes and other convertible debt instruments, capitalized software expenditures, amortization of intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs, and actuarial losses related to pensions, and other post-employment benefits);

(d)          subject to the Shared EBITDA Cap, all management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period;

(e)          subject to the Shared EBITDA Cap, any extraordinary, unusual or non-recurring charges (including post-emergence ECIP and employee retention programs solely for the balance of calendar year 2023, expenses or losses (including (x) losses on the books of such Person in respect of  sales of assets outside of the ordinary course of business that do not have a negative impact on cash flows for such period, (y) restructuring and integration costs or reserves, including any retention and severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs, contract termination costs, future lease commitments, excess pension charges and other non-recurring business optimization expenses and legal and settlement costs, and (z) any expenses in connection with the Transactions2);

(f)         any other non-cash expenses or losses (other than the accrual of expenses in the ordinary course) including non-cash stock compensation expense, but excluding any such items (i) in respect of which cash was paid in a prior period or will be paid in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis;

2 Transactions to be defined to include the closing of the exit facility and the Term Loan Facility.

(g)           subject to the Shared EBITDA Cap, transaction costs, fees and expenses (other than in respect of the Transactions) (in each case whether or not any transaction is actually consummated) (including those with respect to any amendments or waivers of the Loan Documents, the Term Loan Documents, and those payable in connection with the sale of Capital Stock, recapitalization, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7);

(h)          accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies;

(i)          subject to the Shared EBITDA Cap, all costs and expenses incurred in defending, settling and compromising any pending or threatened litigation claim, action or legal dispute in such period;

(j)           subject to the Shared EBITDA Cap, charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any Qualified Contract or any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment permitted by Section 7.7, in each case, to the extent that coverage has not been denied (other than any such denial that is being contested by the Borrower and/or its Restricted Subsidiaries in good faith) and so long as such amounts are actually reimbursed to such Person and its Restricted Subsidiaries in cash within six months after the related amount is first added to Consolidated EBITDA pursuant to this clause (j) (and to the extent not so reimbursed within six months, such amount not reimbursed shall be deducted from Consolidated EBITDA during the next measurement period); it being understood that such amount may subsequently be included in Consolidated EBITDA in a measurement period to the extent of amounts actually reimbursed;

(k)          any fees, expenses and other transaction costs (whether or not such transactions were consummated) set forth on a Schedule to the ABL credit agreement, which are incurred through the Closing Date in connection with fresh start accounting, the Chapter 11 Cases, the Transactions, the Restructuring Plan and the transactions contemplated thereby;

(l)          net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Hedge Agreements);(i) any net realized loss resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments), (ii) any net realized loss resulting in such period from currency translation losses related to currency re-measurements of Indebtedness and (iii) the amount of loss resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum, without duplication, of:

(A)       the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period);

(B)          net realized gains relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Hedge Agreements);

(C)         (i) any net realized gain resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments), (ii) any net realized gain resulting in such period from currency translation gains related to currency re-measurements of Indebtedness and (iii) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; and

(D)         any (i) extraordinary, unusual or non-recurring income or gains (including gains on sales of assets outside of the ordinary course of business) and (ii) actuarial gains).

With respect to each joint venture or minority investee of the Borrower or any of its Restricted Subsidiaries, for purposes of calculating Consolidated EBITDA, the amount of EBITDA (calculated in accordance with this definition) attributable to such joint venture or minority investee, as applicable, that shall be counted for such purposes (without duplication of amounts already included in Consolidated Net Income) shall equal the product of (x) the Borrower’s or such Restricted Subsidiary’s direct and/or indirect percentage ownership of such joint venture or minority investee and (y) the EBITDA (calculated in accordance with this definition) of such joint venture or minority investee, in each case to the extent such Borrower or Subsidiary actually receives any such dividends, return of capital or similar distributions during such period and not in excess thereof.

Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.

“Shared EBITDA Cap”: an amount when combined with adjustments pursuant to clauses (d), (e), (g), (i), and (j) not to exceed (i) 50,0000,000 in any Test Period ending on or after June 30, 2023 through June 30, 2024 and (ii) $30,000,000 for each Test Period thereafter.

“Qualified Contract”: any new intellectual property license entered into by the Borrower or any of its Subsidiaries in respect of any brand so long as an officer of the Borrower has certified to the Administrative Agent that the revenue generated by such license in the next succeeding 12 months would reasonably be expected to exceed $40,000,000.

Financial Covenant Fixed Charge Coverage Ratio

“Consolidated Operating Cash Flow”: as of any date of determination, the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, minus the Unfinanced Capital Expenditures of the Borrower and its Restricted Subsidiaries during such Test Period.

“Financial Covenant Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Operating Cash Flow of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period to (b) Fixed Charges of the Borrower and its Restricted Subsidiaries for such Test Period.  In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues or redeems Disqualified Capital Stock subsequent to the commencement of the period for which the Financial Covenant Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Financial Covenant Fixed Charge Coverage Ratio is being calculated, then the Financial Covenant Fixed Charge Coverage Ratio will be calculated on a pro forma basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or issuance or redemption of Disqualified Capital Stock, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.

“Fixed Charges”: for any Test Period, the sum of, without duplication, (a) Consolidated Net Interest Expense, (b) all dividend payments on any series of Disqualified Capital Stock of the Borrower paid, accrued or scheduled to be paid or accrued during the applicable Test Period, (c) regularly scheduled payments of principal on Indebtedness for borrowed money that were paid or payable (but without duplication) during such Test Period (excluding, for the avoidance of doubt, that attributable to Capital Lease Obligations) and (d) the aggregate amount of cash payments made in respect of Taxes during such Test Period.

“Unfinanced Capital Expenditures”: for any period, the amount equal to Capital Expenditures which are not financed by the incurrence of any Indebtedness (except to the extent funded with the proceeds of the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

Notwithstanding anything to the contrary in the Loan Documents:

(i)          For purposes of calculating Consolidated EBITDA for any Test Period that includes any of the fiscal quarters ending on the dates set forth in the table below, Consolidated EBITDA for such fiscal quarter shall be as set forth on such table (such amounts, the “Historical EBITDA Amounts”):

Fiscal Quarter Ending	Consolidated EBITDA

September 30, 2022	$50,400,000

December 31, 2022	$101,200,000

March 31, 2023	$77,000,000

(ii)          For purposes of determining the amount of debt service for any Test Period that includes any of the fiscal quarters ending September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023, such debt service shall be calculated on an annualized basis using only the period of time that has elapsed since the Closing Date.

ANNEX A-II

Legal Entity Rationalization Transactions